Media & Communications Q2, 2001 and H1, 2001 Operating Results

July 23, 2001

VIVENDI UNIVERSAL

Important Legal Disclaimer

This document contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance. Actual results may differ materially from the forward-looking statements as a result of a number of risks and uncertainties, many of which are outside our control, including but not limited to: the risk that recently acquired operations will not be integrated successfully; that the synergies expected to be created as a result of recent acquisitions will not materialize; that Vivendi Universal will be unable to further identify, develop and achieve success for new products, services and technologies; that Vivendi Universal will face increased competition and that the effect on pricing, spending, third-party relationships and revenues of such competition will limit or reduce Vivendi Universal's revenue and/or income; that Vivendi Universal will be unable to establish and maintain relationships with commerce, advertising, marketing, technology, and content providers; and that Vivendi Universal will be unable to obtain or retain, upon acceptable terms, the licenses and permits necessary to operate and expand its businesses; as well as the risks described in the documents Vivendi Universal has filed with the U.S. Securities and Exchange Commission. Investors and security holders may obtain a free copy of documents filed by Vivendi Universal with the U.S. Securities and Exchange Commission at www.sec.gov or directly from Vivendi Universal.

Vivendi Universal and MP3.com will file a definitive proxy statement/prospectus and other documents regarding the proposed merger between Vivendi Universal and MP3.com with the U.S. Securities and Exchange Commission. Investors and security holders are urged to read the definitive proxy statement/prospectus when it becomes available, because it will contain important information about Vivendi Universal and MP3.com and the proposed transaction. A definitive proxy statement/prospectus will be sent to security holders of MP3.com seeking their approval of the transaction. Investors and security holders may obtain a free copy of the definitive proxy statement/prospectus (when available) and other documents filed by Vivendi Universal and MP3.com with the SEC at the SEC's web site at www.sec.gov.

MP3.com, Vivendi Universal and their respective directors, executive officers and certain members of management and other employees may be deemed to be participants in the solicitation of proxies of MP3.com stockholders to approve the proposed merger. Such individuals may have interests in the merger, including as a result of holding options or shares of MP3.com stock. A detailed list of the names, affiliations and interests of the participants in the solicitation will be contained in the definitive proxy statement that will be filed with the SEC. The definitive proxy statement/prospectus and other documents may also be obtained free of cost by directing a request to Vivendi Universal's Investor Relations contacts (Ariane de Lamaze: +33 1 71 71 10 84) or MP3.com, Investor Relations, Karen Silva, (858) 623-7222.

VIVENDI UNIVERSAL

Key Highlights

- Vivendi Universal has achieved during H1, 2001 three quarters of its full year target of incremental EBITDA

  - Achieved +Euro 768m vs H1, 2000*

  - Full Year target: +35%

    = Euro 1.12bn over Euro 3.2bn October guidance

    = slightly more than Euro 1bn over Actual FY2000 results Euro 3.3bn

- H1 revenues of Euro 12.45bn and H1 EBITDA of Euro 2.2bn, up 77% (+62% PF excluding Maroc Telecom) have been achieved thanks to a strong Q2:

  - Q2 revenue growth was +16%** and EBITDA was up 57% to Euro 1.3bn. Excluding Maroc Telecom, Q2 revenues have increased by 8%** and Q2 EBITDA has increased by 35%

* Excluding Maroc Telecom
**Excluding USG Filmed Entertainment

VIVENDI UNIVERSAL

Key figures

Changes in perimeter

- Maroc Telecom fully consolidated from in 2001 April 1, following negotiation of the control of the Management Board.
- Deconsolidation of France Loisirs at VUP, following its disposal to Bertelsman

2nd Quarter 2001

- Total revenues are euros 6.6bn, up 16%* and up 8% excluding USG Filmed Entertainment and Maroc Telecom
- **Total EBITDA is Euro 1.3bn** (of which Maroc Telecom euros 188m), **up 57% (up 35% excluding Maroc Telecom)**

1st Half 2001

- Total revenues are euros 12.45bn, up 15.0 % excluding USG Filmed Entertainment
- **Total EBITDA is Euro 2.2bn**, up 77%, and up 62% excl. Maroc Telecom.

➡ Well on track to meet FY01 targets: +10% top line (excl. USG Filmed Entertainment) , +35% EBITDA

* Excluding USG Filmed Entertainment

VIVENDI UNIVERSAL

Q2, 2001 figures by business

Telecom, Internet, VUP, UMG, USG: U.S. GAAP

Canal+: French GAAP

in Euro m	Quarter Ended June, 30 2001	2000	%
Revenue			
Music	1,540	1,533	-
Publishing	794	846	-6%
TV & Film	2,248	2,084	8%*
Telecoms	1,983	1,312	51%
Telecoms excluding Maroc Telecom	*1,613*	*1,312*	*23%*
Internet	27	13	
Total Media and Communications Revenue	**6,592**	**5,786**	**16%****
EBITDA			
Music	271	232	17%
Publishing	120	119	1%
TV & Film	314	171	84%
Telecoms	703	414	70%
Telecoms excluding Maroc Telecom	*515*	*414*	*24%*
Internet	(39)	(42)	8%
Communications	**1,369**	**894**	**53%**
Holding and corporate	(64)	(64)	
Total Media and Communications EBITDA	**1,305**	**830**	**57%**
Total Media and Communications EBITDA excluding Maroc Telecom	**1,118**	**830**	**35%**

* +11% excluding Filmed Entertainment

** excluding Filmed Entertainment, +8% excluding Filmed Entertainment and Maroc Telecom

VIVENDI UNIVERSAL

H1, 2001 figures by business

in Euro m	Half-Year Ended June, 30 2001	2000	%
Revenue			
Music	2,986	2,933	2%
Publishing	1,611	1,569	3%
TV & Film	4,325	4,092	6%*
Telecoms	3,478	2,465	41%
Telecoms excluding Maroc telecom	*3,113*	*2,465*	*26%*
Internet	46	15	
Total Media and Communications Revenue	**12,446**	**11,074**	**15%****
EBITDA			
Music	451	389	16%
Publishing	223	201	11%
TV & Film	598	292	104%
Telecoms	1,136	554	105%
Telecoms excluding Maroc Telecom	*948*	*554*	*71%*
Internet	(88)	(60)	
Communications	**2,320**	**1,376**	**69%**
Holding and corporate	(115)	(127)	
Total Media and Communications EBITDA	**2,205**	**1,249**	**77%**
Total Media and Communications EBITDA excluding Maroc Telecom	**2,017**	**1,249**	**62%**

*+12% excluding Filmed Entertainment

**excluding Filmed Entertainment, 11% excluding Maroc Telecom and USG Filmed Entertainment

VIVENDI UNIVERSAL

Q2 Key highlights by business

- **Music**: in a weak market environment, UMG continued to strengthen its leadership, with revenues slightly up and EBITDA up 17% (strong releases and cross border sales)
- **Publishing**: slowdown linked to the release schedule of the game business and seasonality of trade shows. Excellent performance of Education.
- **TV and Films**: Universal Studios continued its pace and momentum creating very strong EBITDA growth (x3), while Canal+ pursued its restructuring, with a continued healthy growth of subscriber base, the number of digital subscribers reached 5.8m (up 30% over the last 12 months)
- **Telecom**: another excellent quarter for growth and profitability. SFR achieved a 39% EBITDA margin.
- **Internet** is on track with targets. Following recent acquisitions, VU is close to the world top 10 players, in terms of global audience

H1 key strategic highlights

- **Integration progress:**
  - Revenue synergies are well underway both between content and access and within content
  - Cost synergies: annualized savings reach Euro200m, well on track for 2002 target of Euro400m
- **Restructuring progress:**
  - Reorganisation currently implemented at Canal+ in France and well underway internationally (Italy, Nordic countries)
  - Non core asset disposals underway at VUP
- **Strategic initiatives**
  - Acquisition of Houghton Mifflin elevates VUP to the N°2 position worldwide in educational publishing
  - Music: technological patnerships with MP3.com and Microsoft, distribution agreements with MP3.com, MSN and Yahoo! will allow the successful launch of pressplay online subscription music offer in September

Divisional highlights

VIVENDI UNIVERSAL

Music

- Revenues in Q2 were flat, in a generally declining worldwide market (particularly in Brazil and Germany), with strong sales in France, and the UK and Japan where UMG scored market share increases.
- In the U.S., revenue was up 6% (1% excluding forex), a very good performance a) against a very strong comparative period (Eminem), b) in a market declining by 5%.
- Q2 EBITDA grew by 17% to Euro 271m, reflecting:
  - Savings in overheads and central costs
  - Rationalization of e-investments
  - Increased contribution from Publishing
  - A sales mix more weighted toward higher margin and catalog product
- YTD, strong UMG performance with revenues up 2% and EBITDA growth of 16%.
- Major album sales YTD included Shaggy, Limp Bizkit, Blink 182, 2 Pac, D-12 and the Moulin Rouge soundtrack

Music: PressPlay update

- **Microsoft agreement:**
  - MSN will be a new affiliate to PressPlay subscription service, like Yahoo!
  - pressplay will also offer songs in Windows Media Format for high quality audio and will use Windows Media digital rights management technology while ensuring a seamless consumer experience to MSN and its other affiliate partners.
- **MP3 agreement:**
  - MP3.com will be a new affiliate to PressPlay subscription service
  - MP3.com will provide back end technology to PressPlay
- **pressplay will launch as expected its subsription service late in the summer.**

Publishing

- In Q2, VUP reported a 6% decrease in revenues and a 1% increase in EBITDA due to
  - The release schedule of the Games business (Diablo II in Q2, 00). Comparable launches in 2001 will occur in the 2nd half of the year. Also, the Diablo II expansion pack ranks VUP n°1 in the U.S. on the PC market end of June
  - Seasonality impact: Trade fairs: Euro 8m negative impact in Q2, 2001
  - Excellent performance of Education and Literature Division: sales are up 12% to Euro 244m, EBITDA tripled to Euro 20m. Very good back to school season in Brazil. In Home Education, Jumpstart is gaining market share and the launch of ADI 5 and Adiboudchou in Europe is on track.
  - Stable performance of B to B magazines and local information in a weak advertising market
- YTD, revenues increased by 3% and EBITDA was up 11%.
- Expected significant EBITDA double digit growth in Q3, 2001
- Acquisition of Houghton Mifflin was completed early July. Closing will occur early August. Integration Teams ready to start. Revenue synergies « already in place »:
  - Lord of the Rings: game to be launched
  - Curious George: strong interest from Motion Pictures, Recreation and Education
  - Good prospects for Q3 and Q4 results of Houghton Mifflin

Publishing (Cont.)

Details by division

in Euro m	2nd Quarter 2001	2nd Quarter 2000	%	6 Months YTD 2001	6 Months YTD 2000	%
Revenue						
Games (VUP + UIS)	85	108	-21%	175	196	-11%
Education and Literature	244	218	12%	498	433	15%
Health	122	118	3%	241	211	14%
Consumer Information	73	83	-12%	150	158	-5%
Non core	270	319	-15%	547	571	-4%
Total	794	846	-6%	1611	1569	3%
EBITDA						
Games (VUP + UIS)	24	32	-27%	37	48	-22%
Education and Literature	20	7	179%	42	14	202%
Health	18	13	32%	42	31	35%
Consumer Information	11	17	-36%	14	23	-39%
Non core	47	50	-2%	88	85	3%
Total	120	119	1%	223	201	11%

TV & Films

Overall:

- In Q2, revenue was up 11% excluding Filmed Entertainment which was up 4%. Total EBITDA increased by 84% to Euro 314m.

  In the 1st half, EBITDA more than doubled to Euro 598m, and revenues reached Euros 4.3bn, a 12% increase excluding USG Filmed Entertainment

- USG: EBITDA nearly tripled to Euro 169m, and was up 400% YTD to Euro 303m due to the continued strong performance of Universal Pictures 2000 and 2001 releases, including the Mummy Returns ($400m of worldwide box office today) and the hugely successful opening of Universal Studios Japan in Osaka.
  - Mummy Returns franchise is now exploited by VU in the film, TV, publishing (game and book), music, recreation areas.

- At Canal+, revenues increased 11% to Euro 1,027m (+11% YTD also), primarily due to the continued growth of the subscriber base at CanalSatellite and Telepiu, and to higher ARPU. EBITDA increased 26% to Euro 139m (+26% YTD also), due to the impact of the subscriber base and improved performance at Studio Canal.
  - The number of digital subscribers reached 5.8m (53% of the total), up 30% over the last 12 months. Total subscriptions are 15.5m at June 30, 2001.

- Distribution deal with iN DEMAND is very promising for video-on-demand market and stress VU's capacity to conclude cable distribution agreements

Canal + restructuring update

- France Premium Channel: restructuring process has been implemented with a reduction in overheads and a lower cost unscrambled programming grid
- Studio Canal delisting will facilitate implementation of synergies with Universal : diversification of content with one organization in Europe and one in the U.S. and optimization of video distribution and TV sales.
  - Studio Canal also acquired a controlling stake in Expand, positionning the Group as a leader in TV productions in Europe.
- In the sports rights area, Canal+, RTL and JC Darmon merged their activities, creating a leader in international Tv and marketing sports rights
- Telepiu/Stream Merger completed: Canal+ to control 75% of the combined entity. Deal expected to close by year end. Significant savings expected in the areas of subscriber recruitment and management, programming costs and overheads. Improved offer for the consumer should lead to higher recruitments and lower churn.
- Scandinavian restructuring: disposal of 50% stake in Canal Digital (DTH platform) for Euro 300m to Telenor, while securing a long term exclusive distribution deal for our Premium channel Canal+AB.

Telecoms

- Telecoms' strong first quarter performance continued into second quarter 2001.
- In the quarter, Telecoms (excluding Maroc Telecom) generated 23% revenue growth and 24% EBITDA growth.
  - Mobile EBITDA increased 24.5% to Euro 515m on a 21.4% increase in revenue. SFR's net customer base has crossed the 11 million subscribers mark and market share of net additions increased to 34.6% in Q2, 2001 vs 29.3% in Q1, 2001.
  - Fixed Telephony: revenue increased by 66%. Losses same as in 2000 despite broadband start-up costs
- YTD, revenue increased by 41% and EBITDA by 105% (26% and 71% respectively excluding Maroc Telecom).

Focus on Mobile

- Revenue is up 23% to Euro 2.7bn, with net additions of more than 1 million subs. Market share stands at 34% at 30.06.01. Penetration rate is 54.6%, leaving considerable room for future growth.
- EBITDA has increased by 68% to Euro 955m. EBITDA margin* reaches 39%, up from 29% in H1, 2000, thanks to:
  - Steady ARPUs excluding mix effect, at Euro 44, with data services already representing 7.5% of billed revenues (8% target in 2001)
  - Monthly churn rate reduced to 2% YTD
  - SACs down 21% vs 2000, to Euro 200 YTD, and Euro 189 in Q2:
    - ➔ postpaid SACs down 18% and prepaid SACs down 8%.

* Excluding equipment sales

VIVENDI UNIVERSAL

Focus on Music Services on Mobile

- **New music services launched in April 2001** (customized ring tones, music greetings, chat).

- **September: Universal Music Mobile offer**
  - An innovative balanced « **Entertainment + Phone** » offer providing access to Vivendi Universal content services, targeting 15-25 year-old mobile users:
    - ➔ Music: downloads, exclusive prices on CD's in partnership with **DIAL**
    - ➔ Movies: information and booking in partnership with **UGC**
    - ➔ Student database and information in partnership with **"l'Etudiant"**
  - A monthly reloading **Prepaid Telecom Account** including airtime, SMS and data services
  - Cross-selling in partnership with DIAL and Vizzavi web-sites

Internet

- **Revenue increased to Euro 27m from Euro 11m, while EBITDA losses declined to Euro 39m from Euro 42m.**
- **Vizzavi mobile and PC portals up and running in France, Netherlands, UK, Germany, Greece and Italy**
  - Vizzavi ranked as « best European mobile portal » (J.P. Morgan, June 26)
  - More than 2M registered users end of June, more than 3M with Spain and Portugal mobile internet users, which will join Vizzavi in Q3, 2001.
  - Business model expected to change with GPRS
  - Vizzavi drives SMS and data usage: more than 600,000 average daily page views WAP in the UK and Italy in June.
- **MP3 will:**
  - Provide technology and know how
  - Synergies between US music portals (MP3.com, Getmusic.com, Farmclub.com)

V U audience on the Internet

- Preliminary studies with MMXI and Netratings after MP3.com acquisition (May 2001) give the following results :VU is ranked 11 for Europe * and USA ** combined, with:
  - 23,174,000 visitors
  - 16% reach.
- VU is ranked n°2 among the content Internet players in the USA + Europe and n°3 in the US (close to n°2 Disney) with 19% reach (May 2001)

In the US only:	Unique Visitors (000)	Reach Digital Media %
	89,684	100.0
	87,116	97.1
AOL Time Warner Network	70,701	78.8
Walt Disney Internet Group	19,876	22.2
Vivendi Universal	17,012	19.0
Viacom Online	12,839	14.3
SONY ONLINE	5,948	6.6
BMG Music Service	5,961	6.5
News Corp. Online	5,964	6.7

* 9 countries, at home users
** at home and at work users

VIVENDI UNIVERSAL

Music sites Unique Visitors (000)



Top 20 May 2001 US
8,000
7,000
6,000
5,000
4,000
3,000
2,000
1,000
0
6,907
6,864
5,956
4,473
3,357
3,252
3,008
2,214
1,909
1,864
1,726
1,573
1,246
1,137
1,084
1,073
1,000
998
856
779
691
683
614
595
365
VU music sites deduplicated
WINDOWSMEDIA.COM
BMGMUSICSERVICE.COM
CDNOW.COM
NAPSTER.COM
MTV.COM
MP3.COM
ROLLINGSTONE.COM
GETMUSIC.COM
ARTISTDIRECT.COM
LAUNCH.COM
WARNER MUSIC GROUP*
SONICNET.COM
WINAMP.COM
AUDIOGALAXY.COM
LYRICS.COM
CLICK2MUSIC.COM
MUSICMATCH.COM
MUSICLYRICS.COM
VH1.COM
MP3-DOWNLOADS.COM
UGO.COM
COUNTRY.COM
FARMCLUB.COM
EMUSIC.COM

Source: MMXI and Netvalue

Games Sites audience

Unique Visitors (000), May 2001 US



16,000
14,000
12,000
10,000
8,000
6,000
4,000
2,000
0
13,454
7,742
5,948
4,438
4,392
4,373
4,244
3,919
3,482
3,455
3,408
2,558
2,099
1,705
1,701
1,592
1,532
1,353
1,336
1,206
1,184
VU games (deduplicated) total
IWIN.COM
SONY ONLINE *
SHOCKWAVE.COM
EA ONLINE*
GROUPLOTTO.COM
FREELOTTO.COM
LUCKYSURF.COM
UPROAR.COM
ZONE.COM
WEBSTAKES.COM
IGN.COM
VIRTUALVEGAS.COM
TREELOOTS.COM
GOLDENPALACES.COM
FLIPSIDE.COM
GAMINGCLUB.COM
KINGSOLOMONS.COM
VIRTUMUNDO.COM
CHEATCC.COM
LUCKYNUGGET.COM

Source: MMXI and Netvalue

VIVENDI UNIVERSAL

Summary and Outlook for 2001

- H1 results of 11% revenue growth* and 62%** EBITDA growth demonstrate our ability to deliver on our ambitious growth targets for 2001, which we fully confirm:
  - +10% Revenue*
  - +35% EBITDA
  - With more than Euro 200m of synergies already built-in
- VU also made in H1 significant acquisitions (Houghton Mifflin, MP3), alliances (Microsoft, Yahoo!) and restructuring (Canal+, VUP) which pave the way for our future growth in digital media.
- VU focus will remain on merger execution and distribution partnerships.

*Excluding USG Filmed Entertainment and Maroc Telecom
** Excluding Maroc Telecom

Management Incentives

- Management strongly incentivized, through stock options programs (3,000 people + specific allocation to TOP 100) and bonuses.
- Attribution of bonuses to TOP 500 is from now on linked to:
  - EBITDA targets = main component
  - Cash Flow
  - Synergies

  (Cash Flow and Synergies: +/- 20% bonus each)

VIVENDI UNIVERSAL

Vivendi Universal key differentiators

- Global
- Worldwide leadership in content (Music, Film, Education, Games)
- Multi access
- Telecoms: a growing access to digital media (GPRS and 3G technologies)
- Subscription based, limited exposure to advertising